UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
Tampa, Florida	33634
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.
Item 8.01.  Other Events.

Special Note — This Current Report on Form 8-K contains forward-looking statements that are based on our current expectations.  Actual results may differ materially from those expressed or implied by those forward-looking statements because of a number of risks and uncertainties.  See “Cautionary Note Regarding Forward-Looking Statements” below.

Explanatory Note

As discussed below, we have not filed, and currently are not able to file, our Past Due Reports (as defined below) with the U.S. Securities and Exchange Commission (the “SEC”).  The purpose of this Current Report on Form 8-K is to disclose certain information regarding significant near-term events and conditions relevant to us and our business with respect to the following matters:

•	The current status of our filings with state and federal regulatory authorities, including the SEC;
•	The current status of the previously disclosed government investigations and related litigation;
•	Our current and anticipated liquidity position; and
•	Our current operating environment, including the impact of current economic conditions and regulatory changes.

Status of State and Federal Regulatory Filings

As previously disclosed, on July 21, 2008, our Board of Directors (the “Board”), upon the recommendation of the Audit Committee (the “Audit Committee”) of the Board, concluded that our previously issued consolidated financial statements for the years ended December 31, 2004, 2005 and 2006, including each of the quarterly periods contained therein, and our previously issued unaudited condensed consolidated financial statements for the three months ended March 31 and June 30, 2007, need to be restated (the “Restatement”) and, therefore, should not be relied upon.

The Restatement arose from issues identified in the previously announced independent investigation conducted by the Special Committee of the Board (the “Special Committee”).  The Special Committee investigation is ongoing and we are currently unable to predict when it will be completed or substantially completed.

As a result of the Restatement and ongoing Special Committee investigation, we have been unable to file our Form 10-Q for the quarters ended September 30, 2007, March 31, 2008, June 30, 2008 and September 30, 2008, and our Form 10-K for the year ended December 31, 2007 (collectively, the “Past Due Reports”).  We are filing on the date hereof a Notification of Late Filing on Form 12b-25 with respect to the Form 10-Q for the quarter ended September 30, 2008.  We are preparing the Past Due Reports, but are unable, at this time, to estimate the timing for filing these reports.

In light of the Special Committee investigation, the government investigations (as discussed below) and the Restatement, our subsidiaries were delayed in filing their required annual audited financial statements for the year ended December 31, 2007 with the applicable state regulatory authorities on or before specified filing deadlines.  As of the date hereof, 11 of 13 of our regulated health maintenance organizations (“HMOs”) and insurance subsidiaries required to file 2007 annual audited financial statements have done so.  Our two Florida HMOs have not filed their 2007 annual audited financial statements as of the date hereof.  Failure to file timely the annual audited financial statements can result in the imposition of sanctions, penalties and/or the imposition of operating restrictions by state regulatory authorities.

Status of Government Investigations and Related Litigation

Government Investigations

We have previously disclosed that we are subject to federal and state governmental investigations, that an informal investigation is being conducted by the SEC and that we are responding to subpoenas issued by the State of Connecticut Attorney General’s Office involving transactions between us and our affiliates and their potential impact on the costs of Connecticut’s Medicaid program.  We are cooperating with federal and state regulators and enforcement officials in these matters.  We have communicated with regulators in states in which our health maintenance organization and insurance operating subsidiaries are domiciled regarding the investigations.

We are engaged in preliminary resolution discussions as to matters under review with the United States Attorney’s Office for the Middle District of Florida (the “USAO”), the Civil Division of the U.S. Department of Justice (the “Civil Division”) and the State of Florida.  We can provide no assurances regarding the likelihood, timing or terms and conditions of any potential negotiated resolution with the USAO, the Civil Division or the State of Florida.

We do not know whether, or the extent to which, any pending investigations might result in our payment of fines or penalties or the imposition of operating restrictions on our business; however, if we are required to pay fines or penalties, the amount could be material.  If we were to plead guilty to or be convicted of a health care related charge, potential adverse consequences could include revocation of our licenses, termination of one or more of our contracts and/or exclusion from further participation in Medicare or Medicaid programs.  In addition, we could be required to operate under a corporate integrity agreement or under the supervision of a monitor, either of which could require us to operate under significant restrictions, place substantial burdens on our management, hinder our ability to attract and retain qualified associates and cause us to incur significant costs.

Litigation

As previously disclosed, we are party to pending litigation related to the investigations, Restatement and decline in our stock price.  For a description of these proceedings, please see the section captioned “Other Proceedings” in our Current Report on Form 8-K filed with the SEC on July 21, 2008, as amended (the “July 21 8-K”).  If we do not prevail in one or more pending lawsuits, we may be required to pay a significant amount of monetary damages.  Other than as discussed in this Current Report on Form 8-K, there have been no material changes to the status of this litigation.

In a letter dated October 15, 2008, the Civil Division informed counsel to the Special Committee that as part of the pending civil inquiry, the Civil Division is investigating a number of qui tam complaints filed by relators against us under the whistleblower provisions of the False Claims Act, 31 U.S.C. sections 3729-3733.  The seal in those cases has been partially lifted for the purpose of authorizing the Civil Division to disclose to us the existence of the qui tam complaints.  The complaints otherwise remain under seal as required by 31 U.S.C. section 3730(b)(3).  We and the Special Committee are undertaking to discuss with the Civil Division, and address, allegations by the qui tam relators.

In addition, on October 31, 2008, amended complaints were filed in our previously disclosed class and derivative actions.

Current and Anticipated Liquidity Position

Overview

Our business consists of operations conducted by our regulated subsidiaries, including HMOs and insurance subsidiaries, and our non-regulated subsidiaries.  The primary sources of cash for our regulated subsidiaries include premium revenue, investment income and capital contributions made by us to our regulated subsidiaries.  Our regulated subsidiaries are each subject to applicable state regulations that, among other things, require the maintenance of minimum levels of capital and surplus.

Our regulated subsidiaries’ primary uses of cash include payment of medical expenses, management fees to our non-regulated third-party administrator subsidiary (the “TPA”) and direct administrative costs which are not covered by the agreement with the TPA, such as selling expenses and legal costs.  We refer collectively to the cash and investment balances maintained by our regulated subsidiaries as “regulated cash” and “regulated investments,” respectively.

The primary sources of cash for our non-regulated subsidiaries are management fees received from our regulated subsidiaries, investment income and cash received from debt or equity offerings.  Our non-regulated subsidiaries’ primary uses of cash include payment of administrative costs not charged to our regulated subsidiaries for corporate functions, including administrative services related to claims payment, member and provider services and information technology.  Other primary uses include capital contributions made by our non-regulated subsidiaries to our regulated subsidiaries and repayment of debt.  We refer collectively to the cash and investment balances available in our non-regulated subsidiaries as “unregulated cash” and “unregulated investments”, respectively.  “Cash and cash equivalents”, which appears as a line item in our Consolidated Balance Sheet, is the sum of regulated cash and unregulated cash, and “Investments”, which also appears as a line item in our Consolidated Balance Sheet, is the sum of regulated investments and unregulated investments.

Current Cash Position and Near-Term Cash Requirements

As of September 30, 2008, our consolidated cash and cash equivalents were approximately $1,176 million, as compared to approximately $1,473 million as of June 30, 2007, the last period for which we filed financial statements with the SEC.  As of September 30, 2008, our consolidated investments were approximately $139 million, as compared to approximately $166 million as of June 30, 2007.  As of September 30, 2008, we had unregulated cash of approximately $90 million and unregulated investments of approximately $5 million as compared to approximately $77 million of unregulated cash and approximately $30 million of unregulated investments as of June 30, 2007.  In addition, as of September 30, 2008, we had approximately $1,087 million in regulated cash and $133 million in regulated investments as compared to approximately $1,396 million and $136 million, respectively, as of June 30, 2007.  The higher regulated cash balance as of June 30, 2007 was due primarily to the timing of cash receipts from the Center for Medicare & Medicaid Services (“CMS”).

In 2007, one of our non-regulated subsidiaries borrowed $50 million from two of our Florida regulated subsidiaries through intercompany loan arrangements for the purpose of commencing a new business.  The borrowing subsidiary ultimately did not commence the new business and, as a result, as of November 12, 2008 the borrowing subsidiary still held approximately $50 million.  We currently do not intend to cause the loans to be repaid for a period of at least 24 months and we intend to use the $50 million to the extent necessary to meet our obligations.  However, Florida regulators could require the regulated subsidiaries to terminate the intercompany loan arrangements, necessitating the borrowing subsidiary to repay in full the amount owed to the Florida regulated subsidiaries.  If the borrowing subsidiary were required to repay the intercompany loans, or other restrictions were placed on the use of proceeds from such loans, our unregulated cash balance could be reduced by up to $50 million plus any accrued interest.

Our senior secured credit facility with Wachovia Bank, as Successor Administrative Agent/Issuing Bank, has a term loan facility which had an outstanding balance of approximately $153.2 million as of November 12, 2008, is currently in default and subject to acceleration by the lenders and will become due and payable on May 13, 2009.  Our senior secured credit facility also included a revolving credit facility that expired in May 2008.  Although we are not in payment default, we are in default of a number of covenants contained in the credit agreement, some of which cannot be cured prior to maturity of the senior secured credit facility.  As of the date hereof, our payment obligations under the credit agreement have not been accelerated and the rate of interest has not been increased.  However, we cannot provide any assurance that such obligations will not be accelerated or the rate of interest increased in the future or that the lenders will not exercise other remedies for default.  As discussed below under “Efforts to Increase Unregulated Cash”, we are pursuing financing alternatives to enable us to repay in full our senior secured credit facility and pursuing other initiatives to increase our unregulated cash.

Management currently believes that our non-regulated subsidiaries will have adequate unregulated cash to meet their near-term obligations other than the repayment of our senior secured credit facility.  These near-term obligations include ongoing normal course operating cash requirements, including currently anticipated capital contributions to our regulated subsidiaries, as well as significant costs associated with the government and Special Committee investigations, including legal and consulting fees, and employee recruitment and retention costs.  However, one or more factors may cause our actual results to differ from our current expectations described above, including, among other things, the following:

•
required capital contributions to our regulated subsidiaries are greater than anticipated including, without limitation, resulting from lower than expected profitability in our regulated subsidiaries or the imposition of greater capital requirements by state insurance regulators;

•	management fees received by our TPA are less than anticipated as a result of lower than expected premium revenues in our regulated subsidiaries;
•	the lenders under our senior secured credit facility accelerate repayment of the outstanding indebtedness thereunder;
•
Florida regulators require the regulated subsidiaries to terminate the intercompany loan arrangements, necessitating the borrowing subsidiary to repay in full the amount owed to the Florida regulated subsidiaries or other restrictions are placed on the use of proceeds from such loans; and/or

•
we are required to pay significant fines or penalties in the near term to resolve one or more of the federal or state investigations discussed in this Current Report on Form 8-K or we do not prevail in one or more of the above-described civil actions.

Efforts to Increase Unregulated Cash

We have engaged Goldman, Sachs & Co. as our financial advisor in connection with pursuing financing alternatives to enable us to repay in full our senior secured credit facility when it becomes due in May 2009 and to raise additional unregulated cash.

Our ability to obtain financing has been and continues to be materially and negatively affected by a number of factors.  The recent turmoil in the credit markets, market volatility, the deterioration in the soundness of certain financial institutions and general adverse economic conditions have caused the cost of prospective debt financings to increase considerably.  These circumstances have materially adversely affected liquidity in the financial markets, making terms for certain financings unattractive, and in some cases have resulted in the unavailability of financing.  We also believe the uncertainty created by the ongoing state and federal investigations is affecting our ability to obtain financing.  In light of the current and evolving credit market crisis and the uncertainty created by the ongoing investigations, we may not be able to obtain financing.  Even if we are able to obtain financing under these circumstances, the cost to us likely will be high and the terms and conditions likely will be onerous.

We are also pursuing other initiatives to increase our unregulated cash, including, but not limited to, seeking dividends from certain of our regulated subsidiaries to the extent that we are able to access available excess capital.  However, we cannot provide any assurances that we will be able to obtain any required approvals for such dividends from our regulated subsidiaries.  If and to the extent that we receive dividends from our regulated subsidiaries, our unregulated cash balance would increase by the amount of such dividends.  We believe that our receipt of dividends, if any, together with our other efforts to increase unregulated cash, likely will be insufficient to repay in full our senior secured credit facility without obtaining additional financing.

Current Operating Environment

As a result of the current economic slowdown, many of the states in which we operate have experienced significant fiscal challenges, which are likely to result in budget deficits.  In light of these budgetary challenges, the Medicaid segment premiums we receive likely will not keep pace with anticipated medical expense increases.  While the economic downturn may increase the number of Medicaid recipients under current eligibility criteria, states may revise the eligibility criteria to reduce the number of people who are eligible for our plans.  Furthermore, federal budgetary challenges or policy changes could result in rates that do not keep pace with anticipated medical expense increases, which could have a material adverse effect on our performance in the Medicaid or Medicare segments.

MIPPA

On July 15, 2008, the Medicare Improvements for Patients and Providers Act (“MIPPA”) became law and in September 2008 CMS promulgated enabling regulations.  MIPPA impacts a broad range of Medicare activities and impacts all types of Medicare managed care plans.  All of the changes imposed on us by MIPPA, including those discussed below, have the potential to cause us to incur additional administrative expense, lose membership and ultimately reduce our Medicare revenues and margins, all of which could have a material adverse effect on our results of operations.

PFFS plans:   MIPPA revises requirements for Medicare Advantage private fee-for-service (“PFFS”) plans, which may have the effect of ending some of these plans in plan year 2011 where such plans are not expected to be able to comply with these new requirements.  In particular, MIPPA requires all PFFS plans that operate in markets with two or more networked-based plans to be offered on a networked basis.  Currently, we do not have provider networks in the majority of the markets where we offer PFFS plans.  We are currently evaluating alternative solutions to establishing a network in targeted areas to meet these requirements, including building a contracted network, contracting with a third party network or withdrawing from certain counties where it is not economically or otherwise feasible to establish networks for this line of business.

Sales and Marketing:  MIPPA places prohibitions and limitations on specified sales and marketing activities under Medicare Advantage and prescription drugs plans.  Among other things, Medicare plans are no longer permitted to make unsolicited contact with potential members by way of outbound telemarketing and community marketing, offer other types of Medicare products to existing members, provide meals to potential enrollees or approach potential members in common or public areas.  These changes are likely to increase our administrative costs of enrolling an individual, and could increase the risk of compliance violations and could have a material adverse effect on our ability to enroll new Medicare members particularly because we have historically relied to a large extent on outbound telemarketing and community marketing to sell our plans.

Special Needs Plans:  A significant portion of our coordinated care plan membership is enrolled in our special-needs-plans for those who are dually-eligible (“D-SNPs”).  Under MIPPA, D-SNPs such as ours are required to contract with state Medicaid agencies to coordinate benefits.  D-SNP enrollees can receive different levels of health care services under state Medicaid programs.  The requirement to contract with state Medicaid agencies imposes potential risk for D-SNP providers such as us because MIPPA does not allow expansion in 2010 or continued operation of a D-SNP after 2010 if a state and the D-SNP provider cannot come to agreement on terms.

Cautionary Note Regarding Forward-looking Statements

This Current Report on Form 8-K contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All statements other than those that are purely historical in nature are considered to be forward-looking statements.  Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements.

Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from our expectations.  These forward-looking statements include, but are not limited to, our belief that our non-regulated subsidiaries have adequate unregulated cash to meet their near-term obligations other than repayment of our senior secured credit facility, which is currently in default and subject to acceleration by the lenders and becomes due in mid-May 2009.  Such belief is subject to numerous factors that may cause our actual results to differ from our current expectations, including, among other things, the following:

•
required capital contributions to our regulated subsidiaries are greater than anticipated including, without limitation, resulting from lower than expected profitability in our regulated subsidiaries or the imposition of greater capital requirements by state insurance regulators;

•	management fees received by our TPA are less than anticipated as a result of lower than expected premium revenues in our regulated subsidiaries;
•	the lenders under our senior secured credit facility accelerate repayment of the outstanding indebtedness thereunder;

•
Florida regulators require the regulated subsidiaries to terminate the intercompany loan arrangements, necessitating the borrowing subsidiary to repay in full the amount owed to the Florida regulated subsidiaries or other restrictions are placed on the use of proceeds from such loans; and/or

•
we are required to pay significant fines or penalties in the near term to resolve one or more of the federal or state investigations discussed in this Current Report on Form 8-K or we do not prevail in one or more of the above-described civil actions.

Our other forward-looking statements are subject to numerous risks, uncertainties and other factors.  In particular, these include, among others, the possibility that other areas of the investigations may directly or indirectly lead to material adverse operating restrictions, material adverse disqualifications or material adverse impacts on our previously issued financial statements.  If the investigations result in criminal or other sanctions against us for health care related violations or otherwise, we could be disqualified from doing business in one or more jurisdictions or participating in government programs under various statutes, regulations and contracts.  We are engaged in preliminary resolution discussions regarding the matters arising from the investigations, however; we can provide no assurances regarding the likelihood, timing or terms and conditions of any potential negotiated resolutions.  Any such restrictions, disqualifications and/or sanctions could have a material adverse effect on our business, results of operations, financial condition or cash flows.  All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this Current Report on Form 8-K.

For a discussion of a variety of risk factors that may affect the forward-looking statements in this Current Report on Form 8-K, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”), as supplemented by the reports we filed since the 2006 10-K (including our July 21 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2008	WELLCARE HEALTH PLANS, INC. /s/ Heath Schiesser Heath Schiesser President and Chief Executive Officer